Exhibit 4.8

DECRANE AIRCRAFT HOLDINGS, INC.

17% SENIOR DISCOUNT NOTES DUE 2008

Guaranteed to the extent set forth herein by each of the Guarantors listed on the signature pages hereof

INDENTURE

Dated as of July 23, 2004

U.S. BANK NATIONAL ASSOCIATION

TRUSTEE

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section

310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	11.03
(iv)(c)	11.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(v)(c)	7.06; 11.02
(vi)(d)	7.06
314(a)	4.03; 11.02
(b)	N.A.
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N.A.
(vii)(e)	11.05
(f)	NA
315 (a)	7.01
(b)	7.05, 11.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318 (a)	11.01
(b)	N.A.
(c)	11.01

N.A. means not applicable.

*This Cross-Reference Table is not part of the Indenture.

i

ii

EXHIBITS
EXHIBIT A:	FORM OF NOTE
EXHIBIT B:	FORM OF CERTIFICATE OF TRANSFER
EXHIBIT C:	FORM OF CERTIFICATE OF EXCHANGE
EXHIBIT D:	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
EXHIBIT E:	FORM OF SUPPLEMENTAL INDENTURE

iii

INDENTURE dated as of July 23, 2004, by and among DeCrane Aircraft Holdings, Inc., a Delaware Corporation (the “Issuer”), each of the Guarantors party hereto and U.S. Bank National Association, as trustee (the “Trustee”).

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Issuer’s 17% Senior Discount Notes due 2008 (together with the any Additional Notes, the “Notes”).

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.    DEFINITIONS.

“144A Global Note” means the form of the Notes initially sold to QIBs.

“Accounts Receivable Subsidiary” means an Unrestricted Subsidiary of the Issuer to which the Issuer or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

“Accreted Value” means in respect of the Notes, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of Notes:

(1)               if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date’’), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
September 30, 2004	$520.67
March 30, 2005	$564.93
September 30, 2005	$612.95
March 30, 2006	$665.05
September 30, 2006	$721.57
March 30, 2007	$782.91
September 30, 2007	$849.46
March 30, 2008	$921.66
September 30, 2008	$1,000

(2)               if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note of $504.70 per $1,000 principal amount at maturity and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months; or

(3)               if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Cedel that apply to such transfer or exchange.

“Asset Sale” means (a) the sale, lease, conveyance, disposition or other transfer (a “disposition”) of any properties, assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by Sections 4.14 and/or 5.01 and not by Section 4.10), and (b) the issuance, sale or transfer by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer’s Restricted Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (i) that have a fair market value in excess of $5.0 million or (ii) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (a) dispositions in the ordinary course of business; (b) a disposition of assets by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary; (c) a disposition of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary; (d) the sale and leaseback of any assets within 90 days of the acquisition thereof; (e) foreclosures on assets; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; (g) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (h) a Permitted Investment or a Restricted Payment that is permitted by Section 4.07 hereof; and (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Issuer, or any authorized committee of the Board of Directors.

“Bridge Notes” means the $100.0 million of Senior Subordinated Increasing Rate Notes issued by DeCrane Finance Co. to DLJ Bridge Finance, Inc.

“Business Day” means any day other than a Legal Holiday.

“Capital Expenditure Indebtedness” means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life or more than one year so long as (a) the purchase or construction price for such property or assets is included in “addition to property, plant or equipment” in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Senior Credit Facility, (iii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Issuer) with a rating, at the time as of which any investment therein is made, of “A-3” (or higher) according to S&P or “P-2” (or higher) according to Moody’s or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances of money market deposit accounts issued by an Eligible Institution and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above and (vi) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (v) above (including without limitation any deposit with any bank that is a lender to any such Subsidiary).

“Cedel” means Cedel Bank, société anonyme.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties; (b) the adoption of a plan for the liquidation or dissolution of the Issuer; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Issuer;  or (d) the first day on which a majority of the members of the board of directors of the Issuer are not Continuing Members.

“Commission” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income, (a) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale, (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (c) Fixed Charges of such Person for such period, (d) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), including charges related to non-cash minority interests of such Person and its Restricted Subsidiaries for such period, (e) net periodic post-retirement benefits, (f) other income or expense net as set forth on the face of such Person’s statement of operations, and (g) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication, (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and (b) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (or loss) of any Person that is not a Restricted

Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, (c) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) the cumulative effect of a change in accounting principles shall be excluded.

“Continuing Members” means, as of any date of determination, any member of the board of directors of the Issuer who (a) was a member of such board of directors immediately after consummation of the acquisition of the Issuer by Holdings in 1998 or (b) was nominated for election or elected to such board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of such board of directors at the time of such nomination or election or any successor Continuing Members appointed by such Continuing Members (or their successors).

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means, with respect to the Issuer and its Restricted Subsidiaries, one or more debt facilities (including the Senior Credit Facility and Second Lien Credit Facility), commercial paper facilities, note purchase agreements or indentures providing for revolving credit loans, term loans, notes, or other financing or letters of credit, or other credit facilities, in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, in the form of Exhibit A-1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company.

“Designated Noncash Consideration” means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof; and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations.

“DLJMB” means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

“Domestic Subsidiary” means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof other than Audio International Sales, Inc., a U.S. Virgin Islands corporation.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated “A-3” or higher according to Standard & Poor’s Ratings Group (“S&P”) or “P-2” or higher according to Moody’s Investor Services, Inc. (“Moody’s”) or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Exchanged Senior Subordinated Notes” means the Senior Subordinated Notes exchanged for the Notes pursuant to an exchange agreement by and among the Issuer, the Guarantors and the Holders dated July 23, 2004.

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facility, the Second Lien Credit Facility the and Senior Subordinated Notes) in existence on the date of this Indenture, until such amounts are repaid.

 “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (a) the Consolidated Interest Expense of such Person for such period and (b) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date). In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by the Issuer or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by the principal financial officer of the Issuer (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on December 22, 2003.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b)(iv), 2.06(d)(ii) or 2.06(f) hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“GTP” means Global Technology Partners, LLC and its Affiliates.

“GTP Investment” means the sale by Holdings to GTP of its common stock, preferred stock or warrants to purchase common stock, the purchase price of which will be partially financed by the GTP Loan, and the granting by Holdings to GTP of options to purchase shares of its common stock.

“GTP Loans” means one or more loans by the Issuer or Holdings to GTP to finance GTP’s purchase of common stock, preferred stock or warrants to purchase common stock of Holdings; provided, however, that the aggregate principal amount of all such GTP Loans outstanding at any time shall not exceed $2 million.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantors” means (i) each of the Domestic Subsidiaries of the Issuer that is a Wholly Owned Restricted Subsidiary on the date of the Indenture and (ii) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (c) agreements or arrangements designed to protect such Person against fluctuations in exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means DeCrane Holdings, Inc., a Delaware corporation, the corporate parent of the Issuer, or its successors.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other

Indebtedness; provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that such Indebtedness was incurred (or, if such indebtedness was incurred prior to the date of the Indenture, the Spot Rate in effect on the date of this Indenture).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by the Issuer for consideration consisting of common equity securities of the Issuer shall not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or the city in which the principal corporate trust office of the Trustee is located, or at a place of payment, are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Loans” means one or more loans by the Issuer or Holdings to officers and/or directors of the Issuer and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Holdings; provided, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $5.0 million.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication, (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the Senior Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness (i) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Issuer to secure debt of such Unrestricted Subsidiary) or assets of the Issuer or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Issuer or any of its Restricted Subsidiaries if the Issuer or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to this Indenture.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s payment obligations under this Indenture and the Notes, including any subsequent Guarantees executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes by the Issuer.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements of Sections 11.04 and 11.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Sections 11.04 and 11.05 hereof.  The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Pari Passu Indebtedness” means Indebtedness of the Issuer that ranks pari passu in right of payment to the Notes.

“Participant” means, with respect to the Depositary, Euroclear or Cedel, a Person who has an account with the Depositary, Euroclear or Cedel, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Cedel).

“Permitted Business” means the avionics manufacturing industry and any business in which the Issuer and its Restricted Subsidiaries are engaged on the date of this Indenture or any business reasonably related, incidental or ancillary thereto.

“Permitted Investments” means (a) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer, (b) any Investment in cash or Cash Equivalents, (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Issuer or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof, (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Issuer, (f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (g) Investments relating to any special purpose Wholly Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility and (h) the Management Loans and GTP Loans.

“Permitted Liens” means: (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (ii) Liens existing on the date of this Indenture; (iii) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Issuer or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (A) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (B) such Liens do not extend to any other assets of the Issuer or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (C) the Incurrence of such Indebtedness is permitted by Section 4.09 hereof and (D) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement; (iv) Liens to secure any refinancings, renewals, extensions, modification or replacements permitted under Section 4.09 (collectively, “refinancing”) (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (v) Liens securing letters of credit and surety bonds entered into in the ordinary course of business and consistent with past business practice; (vi) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary; (vii) Liens securing Indebtedness permitted under Section 4.09 (including all Obligations) under the Senior Credit Facility and the Second Lien Credit Facility; (viii) other Liens securing Indebtedness that is permitted by the terms of this Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $27.5 million; (ix) Liens securing Indebtedness of any Restricted Subsidiary that is not a Guarantor permitted to be incurred by Section 4.09 (and all Obligations in respect thereof); (x) Liens constituting “Permitted Encumbrances” under the Second Lien Credit Facility as in effect on the date of the Indenture; and (xi) Liens securing Hedging Obligations otherwise permitted under the Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Principals” means DLJMB.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Equity Offering” means any issuance of common stock by the Issuer (other than to Holdings and other than Disqualified Stock) or common stock or preferred stock by Holdings (other than Disqualified Stock) registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock pursuant to employee benefit plans of Holdings or the Issuer or otherwise as compensation to employees of the Issuer or Holdings.

“Qualified Proceeds” means any of the following or any combination of the following: (i) cash; (ii) Cash Equivalents; (iii) assets that are used or useful in a Permitted Business; and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Issuer or any Restricted Subsidiary of the Issuer of such Capital Stock, (A) such Person becomes a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Restricted Subsidiary of the Issuer.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 23, 2004, by and among the Issuer and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any Additional Notes, one or more registration rights agreements between the Issuer and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent global Note in the form of Exhibit A-1 hereto bearing the Global Note Legend, and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount at maturity of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Party” means, with respect to any Principal, (i) any controlling stockholder or partner of such Principal on the date of this Indenture, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (i) or (ii).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated the Securities Act.

“Second Lien Credit Facility” means that certain Credit Agreement, dated as of December 22, 2003 among the Issuer, various financial institutions party thereto, and Credit Suisse First Boston, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement (i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by Section 4.09 hereof or (iv) otherwise altering the terms and conditions thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of May 11, 2000 among the Issuer, various financial institutions party thereto, DLJ Capital Funding, Inc., as syndication agent, and Bank One, N.A., as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement (i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by Section 4.09 hereof or (iv) otherwise altering the terms and conditions thereof.

“Senior Subordinated Notes” means the 12% Senior Subordinated Notes issued pursuant to the Indenture dated as of October 5, 1998 by and among the Issuer, certain guarantors named therein and U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Spot Rate” means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership or limited liability company (i) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (ii) the only general partners or managing members of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Tax Sharing Agreement” means any tax sharing agreement or arrangement between the Issuer and Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Issuer would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Issuer prepared in accordance with GAAP.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Global Note” means a permanent global Note in the form of Exhibit A-1 attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no

Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests (other than Investments described in clause (g) of the definition of Permitted Investments) or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels, of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries. Any such designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Issuer shall be in default of such covenant). The board of directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 4.09 hereof and (ii) no Default or Event of Default would be in existence following such designation.

“U.S. Person” means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned, by “accredited investors” within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided that the term “U.S. Person” shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth)

that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

SECTION 1.02.    OTHER DEFINITIONS.

Term	Defined in Section

“Affiliate Transaction”	4.11
“Asset Sale”	4.10
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Bankruptcy Law”	4.01
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Indebtedness”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07

SECTION 1.03.    INCORPORATION OF TIA PROVISIONS.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

SECTION 1.04.    RULES OF CONSTRUCTION.

Unless the context otherwise requires:

(1)     a term has the meaning assigned to it;

(2)     an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)     “or” is not exclusive;

(4)     words in the singular include the plural, and in the plural include the singular;

(5)     provisions apply to successive events and transactions; and

(6)     references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE 2.

THE NOTES

SECTION 2.01.    FORM AND DATING.

(a)         General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A-1 attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A-1 attached hereto (but without the Global Note Legend thereon and without the “Schedule of

Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)           Euroclear and Cedel Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Cedel Bank” and “Customer Handbook” of Cedel Bank shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Cedel Bank.

SECTION 2.02.    EXECUTION AND AUTHENTICATION.

One Officer shall sign the Notes for the Issuer by manual or facsimile signature.  The Issuer’s seal may be reproduced on the Notes and may be in facsimile form.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Issuer signed by one Officer (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount at maturity stated in paragraph 4 of the Notes.  The aggregate principal amount at maturity of Notes outstanding at any time may not exceed such amount, plus (i) any Additional Notes permitted to be issued pursuant to Section 4.09 hereof and (ii) except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03.    REGISTRAR AND PAYING AGENT.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer or any of their respective Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes.

SECTION 2.04.    PAYING AGENT TO HOLD MONEY IN TRUST.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal or premium, if any, on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money.  If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.    HOLDER LISTS.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.06.    TRANSFER AND EXCHANGE.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Issuer for Definitive Notes if (i) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary; (ii) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or (iii) there shall have occurred and be continuing a default or an Event of Default and the Trustee receives a request from the Depositary to issue Definitive Notes.  Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)  if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note.  A beneficial interest in any Restricted

Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be exchanged, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B)   such transfer is effected pursuant to an effective registration statement; or

(C)   the Registrar receives the following:

(1)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)     if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act; or

(D)  if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

If any such transfer is effected pursuant to subparagraph (B) or (C) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of beneficial interests transferred pursuant to subparagraph (B) or (C) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)         Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)            Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)   if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)   if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)  if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)   if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)   if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)   if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount at maturity of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount at maturity.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B)   such transfer is effected pursuant to an effective registration statement; or

(C)   the Registrar receives the following:

(1)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)     if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount at maturity of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount at maturity; provided that no such transfer from the Regulation S Global Note shall be permitted during the Restricted Period.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d)         Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)  if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)   if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)   if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(D)  if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(E)   if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)   if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount at maturity of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (c) above, the Regulation S Global Note.

(ii)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B)   such transfer is effected pursuant to an effective registration statement; or

(C)   the Registrar receives the following:

(1)     if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)     if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act; or

(E)   if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount at maturity of the Unrestricted Global Note.

(iii)          Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount at maturity of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(C) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount at maturity equal to the principal amount at maturity of Definitive Notes so transferred.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)            Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)  if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)   if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)   if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)           Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B)   such transfer is effected pursuant to an effective registration statement; or

(C)   the Registrar receives the following:

(1)     if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)     if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Exchange Offer.  Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount at maturity equal to the principal amount at maturity of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes in an aggregate principal amount at maturity equal to the principal amount at maturity of the Restricted Definitive Notes accepted for exchange in the Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount at maturity of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount at maturity.

(g)           Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)            Private Placement Legend.

(A)  Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A) (1), (2), (3) OR (7) OR REGULATION D UNDER THE SECURITIES ACT (AN “IAI”)), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER

REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.”

(B)   Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF DECRANE AIRCRAFT HOLDINGS, INC.”

(h)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount at maturity of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)          General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(ii)           No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 3.09, 4.10 and 4.14 hereof).

(iii)          The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)           The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)         The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

SECTION 2.07.    REPLACEMENT NOTES.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.    OUTSTANDING NOTES.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07 hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and the accretion of principal ceases.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrete principal.

SECTION 2.09.    TREASURY NOTES.

In determining whether the Holders of the required principal amount at maturity of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 2.10.    TEMPORARY NOTES.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11.    CANCELLATION.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act).  Certification of the destruction of all canceled Notes shall be delivered to the Issuer.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

SECTION 3.01.    NOTICES TO TRUSTEE.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the Accreted Value and principal amount at maturity of Notes to be redeemed and (iv) the redemption price.

SECTION 3.02.    SELECTION OF NOTES TO BE REDEEMED.

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 principal amount at maturity or less shall be redeemed in part.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 principal amount at maturity or whole multiples of $1,000 principal amount at maturity; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 principal amount at maturity, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.    NOTICE OF REDEMPTION.

Subject to the provisions of Section 3.09 hereof, notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, principal ceases to accrete on Notes or portions of them called for redemption.

The notice shall identify the Notes to be redeemed and shall state:

(a)         the redemption date;

(b)         the redemption price;

(c)         if any Note is being redeemed in part, the portion of the principal amount at maturity of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)         the name and address of the Paying Agent;

(e)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)          that, unless the Issuer defaults in making such redemption payment, the principal of the Notes called for redemption ceases to accrete on and after the redemption date;

(g)         the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)         that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04.    EFFECT OF NOTICE OF REDEMPTION.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

SECTION 3.05.    DEPOSIT OF REDEMPTION PRICE.

One Business Day prior to the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, no accretion of principal amount of the Notes or the portions of Notes called for redemption shall occur.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.    NOTES REDEEMED IN PART.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon the Issuer’s written request, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.    OPTIONAL REDEMPTION.

(a)         Prior to September 30, 2004, the Notes may be redeemed at any time at the option of the Issuer in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at a redemption price equal to 106% of Accreted Value.  Thereafter, the Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of Accreted Value) set forth below, if redeemed during the twelve-month period beginning on September 30 of the years indicated below:

Year	Percentage

2004	104.000%

2005	102.000%

2006 and thereafter	100.000%

(b)         Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

SECTION 3.08.    MANDATORY REDEMPTION.

The Issuer is not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

SECTION 3.09.    OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS.

In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a)         that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b)         the Offer Amount, the purchase price and the Purchase Date;

(c)         that any Note not tendered or accepted for payment shall continue to accrete principal;

(d)         that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete principal after the Purchase Date;

(e)         that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f)          that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)         that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)         that, if the Accreted Value of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000 principal amount at maturity, or integral multiples thereof, shall be purchased); and

(i)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09.  The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer shall authenticate and mail or deliver such new Note to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.  The Issuer shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

SECTION 4.01.    PAYMENT OF NOTES.

The Issuer shall pay or cause to be paid the principal of, and premium, if any, on the Notes on the dates and in the manner provided in the Notes.  Principal and premium, if any, shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal and premium, if any, then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to 18% per annum to the extent lawful.

SECTION 4.02.    MAINTENANCE OF OFFICE OR AGENCY.

The Issuer shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

SECTION 4.03.    REPORTS.

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants (provided that the Issuer may deliver financial information with respect to its (direct or indirect) parent if the Issuer delivers to the Trustee an Officer’s Certificate certifying that such financial information is substantially equivalent to the financial information with respect to the Issuer) and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case, within the time periods specified in the Commission’s rules and regulations. In addition, the Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.04.    COMPLIANCE CERTIFICATE.

(a)         The Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year have been made under the supervision of the signing Officers with a view to determining whether the Issuer and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer or such Guarantor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)         So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Issuer’s independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Issuer has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)         The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.05.    TAXES.

The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06.    STAY, EXTENSION AND USURY LAWS.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.    RESTRICTED PAYMENTS.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends or distributions payable to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer, any of its Restricted Subsidiaries or any other Affiliate of the Issuer (other than any such Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer); (c) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer that is subordinated in right of payment to the Notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”).

The foregoing provisions will not prohibit:

(a)         the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(b)         (i) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Issuer (the “Retired Capital Stock”) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock) (the “Refunding Capital Stock”), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph;

(c)         the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(d)         the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or Holdings held by any member of Holdings’ or the Issuer’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Holdings to fund any such repurchase, redemption, acquisition or retirement, provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $4.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (y)) of $7.0 million in any calendar year), plus (y) the aggregate cash proceeds received by the Issuer during such calendar year from any reissuance of Equity Interests by the Issuer or Holdings to members of management of the Issuer and its Restricted Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(e)         the payment of dividends or the making of loans or advances by the Issuer to Holdings not to exceed $3.0 million in any fiscal year for costs and expenses incurred by Holdings in its capacity as a holding company or for services rendered by Holdings on behalf of the Issuer;

(f)          payments or distributions to Holdings pursuant to any Tax Sharing Agreement;

(g)         the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if (i) such dividend is paid pro rata to all holders of such class of common stock and (ii) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

(h)         the repurchase of any class of common stock of a Restricted Subsidiary if (i) such repurchase is made pro rata with respect to such class of common stock and (ii) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

(i)          any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (i) since the date of this Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (i), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer’s equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (i) and (ii), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (i); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

(j)          the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued on or after the date of this Indenture in accordance with Section 4.09 hereof; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

(k)         repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(l)          the payment of dividends or distributions on the Issuer’s common stock, following the first public offering of the Issuer’s common stock or Holdings’ common stock after the date of this Indenture, of up to 6.0% per annum of (i) the net proceeds received by the Issuer from such public offering of its common stock or (ii) the net proceeds received by the Issuer from such public offering of Holdings’ common stock as common equity or preferred equity (other than Disqualified Stock), other than, in each case, with respect to public offerings with respect to the Issuer’s common stock or Holdings’ common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;

(m)        the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary;

(n)         the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of this Indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (i) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and (ii) any accrued dividends thereon the payment of which would be permitted pursuant to clause (j) above;

(o)         any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by the Issuer on or after the date of the Indenture from contributions to the Issuer’s capital or from the issue and sale on or after the date of this Indenture of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities to the extent they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time such Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of such Qualified Proceeds;

(p)         distributions or payments of Receivables Fees; and

(q)         the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount (or accreted value, as applicable) thereof in the event of (x) a Change of Control or (y) an Asset Sale; provided that, in each case, prior to the repurchase, the Issuer has made an offer to purchase the Notes pursuant to the Indenture and has repurchased all Notes that were validly tendered for payment in connection with the offer to purchase.

The board of directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be made at the time of such designation.  All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The amount of (i) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Issuer of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of the Issuer whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed.

SECTION 4.08.    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (b) make loans or advances to the Issuer or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of this Indenture, (b) the Senior Credit Facility and the Second Lien Credit Facility as in effect as of the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, (c) this Indenture and the Notes, (d) applicable law and any applicable rule, regulation or order, (e) any agreement or instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred, (f) customary non-assignment provisions in leases and contracts entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (e) above on the property so acquired, (h) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Issuer’s board of directors, not materially less favorable, taken as a whole, to the Holders of the Notes than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness, (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (l) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of Section 4.09 hereof, (m) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, and (n) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

SECTION 4.09.    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK.

(a)         The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), (b) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock and (c) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock.

The provisions of the first paragraph of this Section 4.09 will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(i)          the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness under (a) the Senior Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and such Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (i) (a) that remains outstanding under the Senior Credit Facility after giving effect to such incurrence does not exceed an amount equal to $114.5 million plus the Net Senior Ratio Debt Amount (as defined in the Second Lien Credit Facility in effect of the date of the Indenture); (b) the Second Lien Credit Facility; provided that the aggregate principal amount of Indebtedness then classified as having been incurred in reliance upon this clause (i)(b) that remains outstanding under the Second Lien Credit Facility after giving effect to such incurrence does not exceed an amount equal to (1) $80.0 million plus (2) any additional amounts representing payment of interest thereon in kind and (c) any Credit Facility; provided that the aggregate principal amount of Indebtedness then classified as having been incurred in reliance upon this clause (i)(c) that remains outstanding under Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $20.0 million and provided further that such incurrence under this clause (c) is permitted by Section 6.1(x) of the Second Lien Credit Facility as in effect on the Issue Date;

(ii)         the incurrence by the Issuer and its Restricted Subsidiaries of Existing Indebtedness;

(iii)        the incurrence by the Issuer of Indebtedness represented by the Notes and this Indenture and by the Guarantors of Indebtedness represented by the Note Guarantees;

(iv)        the incurrence by Foreign Restricted Subsidiaries of Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed $10.0 million outstanding after giving effect to such incurrence;

(v)         the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable) not to exceed $7.5 million outstanding after giving effect to such incurrence;

(vi)        Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and/or such Restricted Subsidiary in connection with such disposition;

(vii)       the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred;

(viii)      the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and/or any of its Restricted Subsidiaries; provided that (i) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, (ii) the aggregate principal amount (or accreted value, as applicable) of such Indebtedness of Foreign Restricted Subsidiaries owed to the Issuer or any Domestic Subsidiary, plus the aggregate amount of outstanding Investments (valued at the time made, without taking into account subsequent changes in value) by the Issuer and its Domestic Subsidiaries in Foreign Restricted Subsidiaries pursuant to clause (a) of the definition of “Permitted Investments” shall not exceed at any time $10.0 million and (iii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (viii);

(ix)         the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S.

dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(x)          the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 4.09;

(xi)         the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed $5.0 million outstanding after giving effect to such incurrence;

(xii)        obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(xiii)       the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiii), not to exceed $10.0 million; and

(xiv)      the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness under the Senior Subordinated Notes in an aggregate principal amount of (a) $100 million minus (b) the aggregate principal amount of Exchanged Senior Subordinated Notes.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiv) above, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses. In addition, the Issuer may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause provided that the Issuer would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

SECTION 4.10.    ASSET SALES

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability, (y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), and (z) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this Section 4.10; and provided further that the 75% limitation referred to in clause (b) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or any such Restricted Subsidiary shall apply such Net Proceeds, at its option (or to the extent the Issuer is required to apply such Net Proceeds pursuant to the terms of the Senior Credit Facility or Second Lien Credit Facility), to (a) repay or purchase Pari Passu Indebtedness of the Issuer or any Indebtedness of any Restricted Subsidiary, provided that, if the Issuer shall so repay or purchase Pari Passu Indebtedness of the Issuer (other than secured Indebtedness), it will equally and ratably reduce Indebtedness under the Notes if the Notes are then redeemable, or, if the Notes may not then be redeemed, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase at a purchase price equal to 100% of the Accreted Value of the Notes, the Notes that would otherwise be redeemed or (b) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if (i) as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or (ii) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer shall be required to make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount at maturity of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof, in accordance with the procedures set forth in this Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased as set forth in Section 3.02 hereof. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to such Asset Sale Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 4.11.    TRANSACTIONS WITH AFFILIATES.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (b) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either (i) a resolution of the board of directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors or (ii) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(a) customary directors’ fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (i) $5.0 million outstanding in the aggregate at any time and (ii) $2.0 million to any one employee) and consistent with the past practice of the Issuer or such Restricted Subsidiary; (b) transactions between or among the Issuer and/or its Restricted Subsidiaries; (c) payments of customary fees by the Issuer or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith; (d) any agreement as in effect on the date of this Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the Notes in any material respect) or any transaction contemplated thereby; (e) payments and transactions in connection with the Senior Credit Facility and the Second Lien Credit Facility, and the payment of the fees and expenses with respect thereto; (f) Restricted Payments that are permitted by Section 4.07 hereof and any Permitted Investments; (g) payments and transactions in connection with the GTP Investment, and the payment of fees and expenses with respect thereto; and (h) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

SECTION 4.12.    LIENS.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of the Issuer or any Restricted Subsidiary on any asset or property now owned or hereafter acquired by the Issuer or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of the Issuer, such Lien is subordinated to the Lien securing the Notes to the same extent that such subordinated Indebtedness is subordinated to the Notes.

SECTION 4.13.    CORPORATE EXISTENCE.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) the corporate, partnership or other existence of itself and each of its

Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of itself and any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.14.    OFFER TO REPURCHASE UPON CHANGE OF CONTROL.

(a)         Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate Accreted Value thereof (the “Change of Control Payment”).  Within 60 days following any Change of Control, the Issuer will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to such Change of Control Offer, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate Accreted Value and principal amount at maturity of Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.  Prior to complying with the provisions of this Section 4.14, but in any event within 90 days following a Change of Control, the Issuer shall either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Notes required by this Section 4.14. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(b)         Notwithstanding anything to the contrary in this Section 4.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

SECTION 4.15.    SALE AND LEASEBACK TRANSACTIONS.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Issuer or any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Issuer or such Restricted Subsidiary, as the case may be, could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to Section 4.09 herein and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof, (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

SECTION 4.16.    ACCOUNTS RECEIVABLE FACILITY

No Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding Indebtedness of all Accounts Receivable Subsidiaries (excluding any Indebtedness owed to the Issuer or any Restricted Subsidiary) would exceed $60.0 million.

SECTION 4.17.    ADDITIONAL NOTE GUARANTEES

If the Issuer acquires or creates any new Domestic Subsidiary, then such Domestic Subsidiary shall become a Guarantor by executing a Supplemental Indenture in the form attached hereto as Exhibit E and deliver an Opinion of Counsel to the Trustee to the effect that such Supplemental Indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms (subject to customary exceptions).

ARTICLE 5.

SUCCESSORS

SECTION 5.01.    MERGER, CONSOLIDATION, OR SALE OF ASSETS.

The Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (a) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Registration Rights Agreement, the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.0 to 1 or (ii) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries immediately prior to such transaction. The foregoing clause (d) will not prohibit (a) a merger between the Issuer and a Wholly Owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of the Issuer, (b) a merger between the Issuer and a Wholly Owned Restricted Subsidiary or (c) a merger between the Issuer and an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as, in each case, the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.  The Issuer shall not lease all or substantially all of its assets to any Person.

SECTION 5.02.    SUCCESSOR CORPORATION SUBSTITUTED.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of the Notes except in the case of a sale of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

SECTION 6.01.    EVENTS OF DEFAULT.

Each of the following constitutes an Event of Default:

(a)         default in payment when due of the principal of or premium, if any, on the Notes;

(b)         failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding to comply with Sections 4.07, 4.09, 4.10, 4.14 or Article 5 hereof;

(c)         failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in this Indenture or the Notes;

(d)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(e)         failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(f)          except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(g)         the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i)            commences a voluntary case,

(ii)           consents to the entry of an order for relief against it in an involuntary case,

(iii)          consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv)          makes a general assignment for the benefit of its creditors, or

(v)           generally is not paying its debts as they become due; or

(h)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(ii)           appoints a Custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii)          orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02.    ACCELERATION.

If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Issuer, any Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare the Accreted Value of all the Notes to be due and payable immediately.  Upon any such declaration, the Accreted Value of the Notes shall become due and payable immediately.  Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Issuer, any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, the Accreted Value of all outstanding Notes shall become due and payable immediately without further action or notice.  The Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (d) of Section 6.01 hereof, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (d) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

SECTION 6.03.    OTHER REMEDIES.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, or premium, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

SECTION 6.04.    WAIVER OF PAST DEFAULTS.

Holders of not less than a majority in aggregate principal amount at maturity of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, and premium on, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.    CONTROL BY MAJORITY.

Holders of a majority in principal amount at maturity of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

SECTION 6.06.    LIMITATION ON SUITS.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)         the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)         the Holders of at least 25% in principal amount at maturity of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)         such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)         the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)         during such 60-day period the Holders of a majority in principal amount at maturity of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07.    RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, and premium, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.    COLLECTION SUIT BY TRUSTEE.

If an Event of Default specified in Section 6.01 (a) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, and premium and interest on overdue principal and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.    TRUSTEE MAY FILE PROOFS OF CLAIM.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.    PRIORITIES.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, if any, respectively; and

Third:  to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11.    UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount at maturity of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

SECTION 7.01.    DUTIES OF TRUSTEE.

(a)         If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)         Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this

Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)         The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)         Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.01 and Section 7.02 hereof.

(e)         No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.    RIGHTS OF TRUSTEE.

(a)         The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)         Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)         The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)         The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)         Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)         Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Issuer’s covenants in Article 4 hereof.  In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a) and 4.01 or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge.

(h)         The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

SECTION 7.03.    INDIVIDUAL RIGHTS OF TRUSTEE.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.    TRUSTEE’S DISCLAIMER.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.    NOTICE OF DEFAULTS.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06.    REPORTS BY TRUSTEE TO HOLDERS OF THE NOTES.

Within 60 days after each March 15 beginning with the March 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313 (b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07.    COMPENSATION AND INDEMNITY.

The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel.  The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Issuer’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.08.    REPLACEMENT OF TRUSTEE.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of Notes of a majority in principal amount at maturity of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(a)         the Trustee fails to comply with Section 7.10 hereof;

(b)         the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)         a Custodian or public officer takes charge of the Trustee or its property; or

(d)         the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount at maturity of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders of the Notes.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.    SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10.    ELIGIBILITY; DISQUALIFICATION.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

SECTION 7.11.    PREFERENTIAL COLLECTION OF CLAIMS AGAINST ISSUER.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.    OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.    LEGAL DEFEASANCE AND DISCHARGE.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Notes Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)         the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, on such Notes when such payments are due from the trust referred to below,

(b)         the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(c)         the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith and

(d)         the Legal Defeasance provisions of this Indenture.

SECTION 8.03.    COVENANT DEFEASANCE.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16 and 4.17 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(f) hereof shall not constitute Events of Default.

SECTION 8.04.    CONDITIONS TO LEGAL OR COVENANT DEFEASANCE.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance,

(a)         the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the Accreted Value of, and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b)         in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)         in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)         no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(e)         such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(f)          the Issuer must have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)         the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(h)         the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.05.    DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, and premium, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.    REPAYMENT TO ISSUER.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, or premium, if any, on any Note and remaining unclaimed for two years after such principal, and premium, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustees thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.07.    REINSTATEMENT.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of and premium, if any, on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.    WITHOUT CONSENT OF HOLDERS OF NOTES.

Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Note Guarantees or the Notes without the consent of any Holder of a Note:

(a)         to cure any ambiguity, defect or inconsistency;

(b)         to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c)         to provide for the assumption of the Issuer’s or Guarantor’s obligations to the Holders of the Notes by a successor to the Issuer or a Guarantor pursuant to Article 5 or Article 10 hereof;

(d)         to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights hereunder of any Holder of the Note;

(e)         to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(f)          to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(g)         to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Upon the request of the Issuer accompanied by a resolution of their Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02.    WITH CONSENT OF HOLDERS OF NOTES.

Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture (including Section 3.09, 4.10 and 4.14 hereof), the Note Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount at maturity of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, and premium, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Notwithstanding the foregoing, any amendment to or waiver of Sections 4.10 and 4.14 hereof will require the consent of the Holders of at least two-thirds in aggregate principal amount at maturity of the Notes then outstanding if such amendment would materially adversely affect the rights of Holders of Notes.  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount at maturity of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)         reduce the principal amount at maturity of Notes whose Holders must consent to an amendment, supplement or waiver,

(b)         reduce the Accreted Value of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than Sections 4.10 and 4.14 hereof),

(c)         waive a Default or Event of Default in the payment of principal of or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration),

(d)         make any Note payable in money other than that stated in the Notes,

(e)         make any change in the provisions of this Indenture relating to waivers of past Defaults,

(f)          waive a redemption payment with respect to any Note (other than Sections 4.10 and 4.14 hereof,

(g)         release any Guarantor from its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture, or

(h)         make any change in the foregoing amendment and waiver provisions.

SECTION 9.03.    COMPLIANCE WITH TRUST INDENTURE ACT.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04.    REVOCATION AND EFFECT OF CONSENTS.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05.    NOTATION ON OR EXCHANGE OF NOTES.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.    TRUSTEE TO SIGN AMENDMENTS, ETC.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amendment or supplemental Indenture until its Board of Directors approves it.  In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 11.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.

NOTE GUARANTEES

SECTION 10.01.  GUARANTEE.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:  (a) the Accreted Value of the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

SECTION 10.02.  LIMITATION ON GUARANTOR LIABILITY.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee and this Article 10 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 10.03.  EXECUTION AND DELIVERY OF NOTE GUARANTEE.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by one of its officers.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Issuer creates or acquires any new Subsidiaries subsequent to the date of this Indenture, if required by Section 4.17 hereof, the Issuer shall cause such Subsidiaries to execute supplemental indentures to this Indenture in accordance with Section 4.17 hereof and this Article 10, to the extent applicable.

SECTION 10.04.  GUARANTORS MAY CONSOLIDATE, ETC., ON CERTAIN TERMS.

No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a)         subject to Section 10.05 hereof, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Issuer) unconditionally assumes all the obligations of such

Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, this Indenture and the Note Guarantee on the terms set forth herein or therein;

(b)         immediately after giving effect to such transaction, no Default or Event of Default exists; and

(c)         the Issuer would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.0 to 1.

In case of any such consolidation or merger, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

SECTION 10.05.  RELEASES FOLLOWING SALE OF ASSETS.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of Accreted Value of the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

MISCELLANEOUS

SECTION 11.01.  TRUST INDENTURE ACT CONTROLS.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 11.02.  NOTICES.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address.

If to the Issuer and/or Guarantor:

DeCrane Aircraft Holdings, Inc.

2361 Rosecrans Avenue, Suite 180

El Segundo, California 90245

Telecopier No.:

Attention: Chief Financial Officer

With a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Telecopier No.: (212) 450-4800

Attention: Michael Kaplan, Esq.

If to the Trustee:

U.S. Bank National Association

225 Asylum Street, 23rd Floor

Hartford, Connecticut 06103

Telecopier No.: 860-244-1889

Attention: Corporate Trust Administration

(a)           The Issuer, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.03.  COMMUNICATION BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 11.04.  CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a)         an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)         an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 11.05.  STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)         a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)         a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)         a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.06.  RULES BY TRUSTEE AND AGENTS.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.07.  NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No member, director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or such Guarantor under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation (it being understood that such waiver is not intended to waive any claims with respect to applicable fiduciary duties owed to the Holders or fraud). Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.08.  GOVERNING LAW.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 11.09.  NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10.  SUCCESSORS.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.11.  SEVERABILITY.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12.  COUNTERPART ORIGINALS.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.13.  TABLE OF CONTENTS, HEADINGS, ETC.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of July 23, 2004

DECRANE AIRCRAFT HOLDINGS, INC.

	BY:	/s/ R. JACK DECRANE
Name: R. Jack DeCrane
Title: Chief Executive Officer

AUDIO INTERNATIONAL, INC.

CARL F. BOOTH & CO., LLC

CUSTOM WOODWORK & PLASTICS, LLC

DAH-IP HOLDINGS, INC.

DAH-IP INFINITY, INC.

DECRANE AIRCRAFT SEATING COMPANY, INC.

DECRANE CABIN INTERIORS-CANADA, INC.

DECRANE CABIN INTERIORS, LLC

HOLLINGSEAD INTERNATIONAL, INC.

PATS AIRCRAFT, LLC

PCI NEWCO, INC.

PPI HOLDINGS, INC.

PRECISION PATTERN, INC.

THE INFINITY PARTNERS, LTD.

	BY:	/s/ R. JACK DECRANE
Name: R. Jack DeCrane
Title: Authorized Signatory

U.S. Bank National Association as Trustee

BY:	/S/ CAUNA M. SILVA
Name: Cauna M. Silva
Title: Vice President

EXHIBIT A-1

(Face of Note)

THIS SECURITY MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR THE PURPOSES OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  HOLDERS THAT WISH TO OBTAIN INFORMATION ABOUT THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE INSTRUMENT FOR PURPOSES OF U.S. TAX LAW MAY DO SO BY CONTACTING: DeCrane Aircraft Holdings, Inc., 2361 Rosecrans Avenue, Suite 180 El Segundo, California 90245, Attention:  Chief Financial Officer.]

CUSIP

17% Senior Discount Notes due 2008

No. 1	$[ ]

DECRANE AIRCRAFT HOLDINGS, INC. (THE “ISSUER”)

promises to pay to [           ], or registered assigns, the principal sum of                        Dollars ($                   ) on September 30, 2008.

Dated: , 200

DECRANE AIRCRAFT HOLDINGS, INC.

By:
Name:
Title:

This is one of the
Notes referred to in the
within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

A-1-1

(Back of Note)

17% Senior Discount Notes due 2008

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT DECRANE AIRCRAFT HOLDINGS, INC.](1)

[THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A) (1), (2), (3) OR (7) OR REGULATION D UNDER THE SECURITIES ACT (AN “IAI”), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  AS USED HEREIN, THE

(1)          This should be included only if the Note is being issued in global form.

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TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST.  No interest shall accrue on this Note.  Instead, the Accreted Value of the Note will accrete at a rate of 17% from the date of issuance, compounded semiannually on each March 30 and September 30 (commencing September 30, 2004), to an aggregate Accreted Value of $127,771,000, the full principal amount at maturity, on September 30, 2008.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate of 18% per annum.

2.             METHOD OF PAYMENT.  The Notes will be payable as to principal, premium and interest on overdue principal, if any, at the office of the Paying Agent and Registrar.  Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Issuer may pay principal, premium and interest on overdue principal, if any, by check and may mail checks to a Holder’s registered address; provided that all payments with respect to Global Notes and Definitive Notes, the Holders of which have given wire transfer instructions to the Issuer, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

4.             INDENTURE   The Issuer issued the Notes under an Indenture dated as of July 23, 2004 (“Indenture”), among the Issuer, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are obligations of the Issuer initially limited to $127,771,000 in aggregate principal amount at maturity.  Subject to limits in the Indenture, the Issuer may issue Additional Notes constituting the same series as the Initial Notes.

5.             OPTIONAL REDEMPTION.

Prior to September 30, 2004, the Notes may be redeemed at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at a redemption price equal to 106% of Accreted Value.  Thereafter, the Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of Accreted Value) set forth below, if redeemed during the twelve month period beginning on September 30 of the years indicated below, to the applicable redemption date:

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Year	Percentage

2004	104.000%

2005	102.000%

2006 and thereafter	100.000%

6.             MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Issuer is not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

7.             REPURCHASE AT OPTION OF HOLDER.

(a)           Upon the occurrence of a Change of Control (such date being the ‘‘Change of Control Payment’’), each Holder of Notes shall have the right to require the Issuer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to an offer at an offer price in cash equal to 101% of the aggregate Accreted Value thereof.  Within 60 days following any Change of Control, subject to the provisions of the Indenture, the Issuer shall mail a notice to each Holder of Notes at such Holder’s registered address setting forth the procedures governing the offer as required by the Indenture.

(b)           When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will be required to make an offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof in accordance with the procedures set forth in the Indenture.  Holders of Notes that are subject to an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse side of this Note.

8.             NOTICE OF REDEMPTION.  Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each Holder of Notes to be redeemed or purchased at such Holder’s registered address.  Notes in denominations larger than $1,000 principal amount at maturity may be redeemed in part but only in whole multiples of $1,000 principal amount at maturity, unless all of the Notes held by a Holder are to be redeemed.

9.             DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 principal amount at maturity and integral multiples thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10.           PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

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11.           AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions set forth in the Indenture, the Indenture, the Note Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Note Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for additional Note Guarantees of the Notes.

12.           DEFAULTS AND REMEDIES.

(a) Events of Default include: (a) default in payment when due of the principal of or premium, if any, on the Notes; (b) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount at maturity of the Notes then outstanding to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.14 and Article 5 of the Indenture; (c) failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount at maturity of the Notes then outstanding to comply with any of their other agreements in the Indenture or the Notes; (d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (e) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (f) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and (g) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.

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(b) In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (d) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (d) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

13.           NOTE GUARANTEES. The payment of principal of, premium, and interest and Liquidated Damages, if any, on the Notes are unconditionally guaranteed, jointly and severally, by the Guarantors.

14.           ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes shall have the rights set forth in the Registration Rights Agreement dated as of July 23, 2004, among the Issuer, the Guarantors and the parties named on the signature pages thereof (the “Registration Rights Agreement”).

15.           TRUSTEE DEALINGS WITH ISSUER.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with Issuer or its Affiliates, as if it were not the Trustee.

16.           NO RECOURSE AGAINST OTHERS.  A director, officer, employee, incorporator or stockholder, of the Issuer, as such, shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

17.           AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18.           ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.           CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

DeCrane Aircraft Holdings, Inc.
2361 Rosecrans Avenue, Suite 180
El Segundo, California  90245
Attention: Chief Financial Officer

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ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                   to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

☐ Section 4.10                 ☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the principal amount at maturity you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No:

Signature Guarantee:

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[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE](2)

[The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian]

(2)          This should be included only if the Note is being issued in global form.

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

DeCrane Aircraft Holdings, Inc.

2361 Rosecrans Avenue, Suite 180

El Segundo, California  90245

U.S. Bank National Association

225 Asylum Street, 23rd Floor

Hartford, CT  06103

Re:          17% Senior Discount Notes due 2008 of DeCrane Aircraft Holdings, Inc., a Delaware corporation

Reference is hereby made to the Indenture, dated as of July 23, 2004 (the “Indenture”), among DeCrane Aircraft Holdings, Inc. (the “Issuer”), the guarantors party thereto and U.S. Bank National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                   , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $               in such Note[s] or interests (the “Transfer”), to              (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐  Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.             ☐  Check if Transferee will take delivery of a beneficial interest in the Temporary Regulation S Global Note, the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore Securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note, the Temporary Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.             ☐  Check and complete if Transferee will take delivery of a beneficial interest in a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)           ☐  such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c)           ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)           ☐  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount at maturity of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Definitive Notes and in the Indenture and the Securities Act.

4.             ☐  Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)           ☐  Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐  Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           ☐  Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ,

ANNEX A TO CERTIFICATE OF TRANSFER

1.             The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)           ☐  a beneficial interest in the:

(i)            ☐  144A Global Note (CUSIP              ), or

(ii)           ☐  Regulation S Global Note (CUSIP              ); or

 (b)          ☐  a Restricted Definitive Note.

2.             After the Transfer the Transferee will hold:

[CHECK ONE]

(a)           ☐  a beneficial interest in the:

(i)            ☐  144A Global Note (CUSIP              ), or

(ii)           ☐  Regulation S Global Note (CUSIP              ), or

(iii)          ☐  Unrestricted Global Note (CUSIP              ); or

(b)           ☐ a Restricted Definitive Note; or

(c)           ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

DeCrane Aircraft Holdings, Inc.

2361 Rosecrans Avenue, Suite 180

El Segundo, California  90245

U.S. Bank National Association

225 Asylum Street, 23rd Floor

Hartford, CT  06103

Re:          17% Senior Discount Notes due 2008 of DeCrane Aircraft Holdings, Inc., a Delaware corporation.

(CUSIP:               )

Reference is hereby made to the Indenture, dated as of July 23, 2004 (the “Indenture”), among DeCrane Aircraft Holdings, Inc. (the “Issuer”), the guarantors party thereto and U.S. Bank National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                 , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount at maturity of $               in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.           Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the

Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)           ☐            Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.           Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ¨ “144A Global Note,” “Regulation S Global Note,” with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Owner]

By:
Name:
Title:

Dated: ,

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

DeCrane Aircraft Holdings, Inc.

2361 Rosecrans Avenue, Suite 180

El Segundo, California  90245

U.S. Bank National Association

225 Asylum Street, 23rd Floor

Hartford, CT  06103

Re:          17% Senior Discount Notes due 2008 of DeCrane Aircraft Holdings, Inc., a Delaware corporation.

(CUSIP:                 )

Reference is hereby made to the Indenture, dated as of July 23, 2004 (the “Indenture”), among DeCrane Aircraft Holdings, Inc. (the “Issuer”), the guarantors party thereto and U.S. Bank National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                    aggregate principal amount at maturity of a Definitive Note:

we confirm that:

1.             We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.             We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (c) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount at maturity of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to

D-1

provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.             We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.  We further understand that any subsequent transfer by us of the Notes acquired by us must be effected through one of the Placement Agents.

4.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.             We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: ,

D-2

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of           , 200 , among                      (the “Guarantor”), a subsidiary of DeCrane Aircraft Holdings, Inc. (or its permitted successor), a Delaware corporation (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 23, 2004, providing for the issuance of 17% Senior Discount Notes due 2008 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AGREEMENT TO GUARANTEE.  The Guarantor hereby agrees as follows:

(a)           Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of Issuer hereunder or thereunder, that:

(i)            the Accreted Value of the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)           The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)           The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d)           This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(e)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors, or any Custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)            The Guarantor shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)           As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h)           The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)            Pursuant to Section 10.02 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture shall result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

3.             EXECUTION AND DELIVERY.  Each Guarantor agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4.             GUARANTOR MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(a)           No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i)            subject to Section 5(a) hereof, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement;

(ii)           immediately after giving effect to such transaction, no Default or Event of Default exists; and

(iii)          Issuer would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.0 to 1;

provided that, the requirements of clause (iii) of this Section 4(a) will not apply in the case of a consolidation with or merger with or into the Issuer or another Guarantor.

(b)           In case of any such consolidation or merger, and upon the assumption by the successor Person, by supplemental indenture executed and delivered to the Trustee in the form of Exhibit E to the Indenture or otherwise satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c)           Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

5.             RELEASES.

(a)           In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation Section 4.10 of the Indenture.  Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the applicable provisions of the Indenture, including, without limitation,

Section 4.10 of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(b)           Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 10 of the Indenture.

6.             NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

7.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.             COUNTERPARTS  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.             EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10            THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[Guarantor]

By:
Name:
Title:

DECRANE AIRCRAFT HOLDINGS, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: